Exhibit 99-1

EXECUTION COPY

VOTING AGREEMENT dated as of October 28, 2006, among Schneider Electric SA, a company organized under the laws of France (“Parent”), and the individuals and other parties listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

           WHEREAS Parent, Trianon Inc., a Massachusetts corporation, and American Power Conversion Corporation, a Massachusetts corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS each Shareholder owns the number of shares of Company Common Stock set forth opposite such Shareholder’s name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares” of such Shareholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Shareholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  Representations and Warranties of Each Shareholder. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of such Shareholder as follows:

(a)  Authority; Execution and Delivery; Enforceability. Such Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. Such Shareholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. The execution and delivery by such Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any provision of any Contract to which such Shareholder is a party or by which any properties or assets of such Shareholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to such Shareholder or the properties or assets of such Shareholder. No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. If such Shareholder is married and the Subject Shares of such Shareholder constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b)  The Subject Shares. Such Shareholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Shareholder’s name on Schedule A attached hereto, free and clear of any Liens. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Shareholder’s name on Schedule A attached hereto. Such Shareholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder as follows: Parent has all requisite corporate power and authority to execute and delivery this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

SECTION 3.  Covenants of Each Shareholder. Each Shareholder, severally and not jointly, covenants and agrees as follows:

(a)  (1) At any meeting of the shareholders of the Company called to seek the Company Shareholders’ Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares of such Shareholder in favor of granting the Company Shareholders’ Approval.

(2)  Such Shareholder hereby irrevocably grants to, and appoints, Parent and Schneider Electric Holdings Inc., or any of them, and any individual designated in writing by any of them, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Subject Shares of such Shareholder, or grant a consent or approval in respect of the Subject Shares of such Shareholder in a manner consistent with this Section 3. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement. Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 7.22 of Chapter 156D of the MBCA. The proxy and power of attorney granted by each Shareholder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Shareholder. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of Sections 3(a) and 3(b).

(b)  At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares of such Shareholder against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Acquisition Proposal and (iii) any amendment of the articles of organization or bylaws of the Company or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Capital Stock. Such Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c)  Other than this Agreement, such Shareholder shall not (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Merger or (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions, other than any such Transfer intended solely for the purpose of planning for the orderly handling, disposition and administration of such Shareholder’s estate; provided, however, that any such transferee agrees to be bound by the terms of this Agreement.

(d)  Such Shareholder shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other adviser or representative of, such Shareholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Such Shareholder promptly shall advise Parent orally and in writing of any Acquisition Proposal or inquiry made to such Shareholder with respect to or that could lead to any Acquisition Proposal, the identity of the person making any such Acquisition Proposal or inquiry and the material terms of any such Acquisition Proposal or inquiry.

(e)  Such Shareholder shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. Such Shareholder shall not issue any press release or make any other public statement with respect to the Merger or any other transaction contemplated by the Merger Agreement without the prior consent of Parent, except as may be required by applicable law.

(f) Such Shareholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Such Shareholder hereby waives, and agrees not to exercise or assert, any appraisal rights under the MBCA in connection with the Merger.

SECTION 4. Termination. This Agreement, shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the Termination Date, other than with respect to the liability of any party for breach hereof prior to such termination.

SECTION 5.  Additional Matters. (a) Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) None of the Shareholders makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Shareholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by any Shareholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

SECTION 6.  General Provisions.

(a)  Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b)  Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.4 of the Merger Agreement and to the Shareholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c)  Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e)  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Shareholder. This Agreement shall become effective against any Shareholder when one or more counterparts have been executed by such Shareholder and delivered to Parent. Each party need not sign the same counterpart.

(f)  Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)  Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of laws except to the extent the laws of the Commonwealth of Massachusetts mandatorily apply to Section 3(a)(2) of this Agreement or to the Merger.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Shareholder or by any Shareholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably and unconditionally consents and agrees to submit to the exclusive jurisdiction of the New York Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 6(i) is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court that is a New York Court to the extent the basis for such removal exists under applicable Law.

(j) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 6(j).

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

SCHNEIDER ELECTRIC SA,
by
/s/ Juan Pedro Salazar
Name: Juan Pedro Salazar
Title: Senior Vice President and General Counsel

ROGER B. DOWDELL JR.,

/s/ Roger B. Dowdell Jr.

NEIL E. RASMUSSEN,

/s/ Neil E. Rasmussen

[SIGNATURE PAGE TO VOTING AGREEMENT]

SCHEDULE A

Name and Address of Shareholder	Number of Shares of Company Common Stock Owned
Roger B. Dowdell, Jr.	11,909,024

Neil E. Rasmussen	6,241,244